UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 27, 2008

FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Form 8-K filed by the Federal Home Loan Bank of Atlanta (the "Bank") on February 15, 2008, K. Reid Pollard, who was elected as a director of the Bank to fill one of the two directorships that the Federal Housing Finance Board had designated for North Carolina, resigned from his position with a member of the Bank and became ineligible to serve as a director of the Bank. All elected directors must be an officer or director of a member institution at all times during their term. On March 27, 2008, the board of directors elected Donna C. Goodrich, Senior Executive Vice President and Deposit Services Manager of Branch Banking and Trust Company, to fill the vacancy for the North Carolina directorship.

Ms. Goodrich will serve the remainder of the term expiring on December 31, 2008. The Bank has not yet determined on which committees Ms. Goodrich will serve.

The Bank is a cooperative and conducts business primarily with its members, who are required to own capital stock in the Bank as a prerequisite to transacting certain business with the Bank. Pursuant to Finance Board regulation, the Bank's elected directors, including Ms. Goodrich, serve as officers or directors of a Bank member. In the ordinary course of its business, the Bank transacts business with each of the members that has an officer or director serving as a director of the Bank. All such transactions are made in the ordinary course of the Bank's business and are subject to the same Bank policies as transactions with the Bank's members generally.

Like all other of the Bank's directors, Ms. Goodrich will be entitled to compensation pursuant to the Bank's director compensation policy, which is subject to the limits imposed by the Federal Home Loan Bank Act on aggregate annual director compensation. Ms. Goodrich also will be entitled to participate in the Bank's Non-qualified Deferred Compensation Plan, under which each Bank director has the opportunity to defer all or a portion of the amount of his compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: April 1, 2008	By: /s/ Jill Spencer________
Jill Spencer
Executive Vice President,
Chief Operating Officer and Secretary